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                                                                 EXHIBIT 23.4


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
BioMed Realty Trust, Inc.:


We consent to the incorporation by reference in the Registration Statement dated June 22, 2005 on Form S-11 of BioMed Realty Trust, Inc. of our report dated March 30, 2005, with respect to the consolidated balance sheet of BioMed Realty Trust, Inc. and subsidiaries (the Company) as of December 31, 2004 and the balance sheet of Inhale 201 Industrial Road, L.P. (the Predecessor), as defined in note 1 to the Company's consolidated financial statements, as of December 31, 2003, and the related consolidated statements of income and stockholders' equity of the Company for the period from August 11, 2004 (commencement of operations) through December 31, 2004, the related statements of income and owners' equity of the Predecessor for the period from January 1, 2004 through August 17, 2004 and the years ended December 31, 2003 and 2002, the related consolidated and combined statement of cash flows of the Company and the Predecessor for the year ended December 31, 2004, the related statements of cash flows of the Predecessor for the years ended December 31, 2003 and 2002, and the related financial statement schedule III of the Company and to the reference to our firm under the heading "Experts" in the Registration Statement and related prospectus.

                                  /s/ KPMG LLP

San Diego, California
June 21, 2005